As filed with the Securities and Exchange Commission on May 30, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LATTICE SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	93-0835214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5555 N.E. Moore Court Hillsboro, Oregon 97124-6421
(Address, including zip code, of principal executive offices)

LATTICE SEMICONDUCTOR EMPLOYEE STOCK PURCHASE PLAN

LATTICE SEMICONDUCTOR 2001 OUTSIDE DIRECTORS’ STOCK OPTION PLAN

(Full title of the plan)

Stephen A. Skaggs
President and Chief Executive Officer
Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John A. Fore, Esq.

Michael S. Russell, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock ($0.01 par value) issuable under the Lattice Semiconductor Employee Stock Purchase Plan	800,000	(1)	$5.205	(2)	$4,164,000	(2)	$127.83	(3)
Common Stock ($0.01 par value) available for future grant and issuable upon exercise of options granted pursuant to the Lattice Semiconductor 2001 Outside Directors’ Stock Option Plan	200,000	(1)	$5.205	(2)	$1,041,000	(2)	$31.96	(3)

(1)   Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Lattice Semiconductor Employee Stock Purchase Plan and 2001 Outside Directors’ Stock Option Plan, as applicable.

(2)   Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 (h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average of the high and low prices of a share of the Registrant’s Common Stock as reported by the Nasdaq Global Market on May 23, 2007.

(3)   Registration fees calculated under Section 6(b) of the Securities Act pursuant to the presently effective fee rate of $30.70 per million dollars of securities registered. The amounts owed for the registration of common stock issuable under the Lattice Semiconductor Employee Stock Purchase Plan and of common stock available for future grant and issuable upon exercise of options granted pursuant to the Lattice Semiconductor 2001 Outside Directors’ Stock Option Plan are $127.83 and $31.96, respectively. Pursuant to Rule 457(p) of the Securities Act, these amounts are completely offset by filing fees previously paid in connection with the Registration Statement filed on Form S-3 (No. 333-99249) by the Registrant on September 6, 2002. Registrant paid an aggregate filing fee of $1,479.00 in connection with the registration for resale of (i) 2,370,891 shares of the Registrant’s common stock issued to former stockholders, directors, and consultants of Cerdelinx Technologies, Inc. (“Cerdelinx”) in connection with Registrant’s acquisition of Cerdelinx ($1,362.00 paid in registration fees for shares), and (ii) 119,074 shares of the Registrant’s common stock issuable upon exercise of a warrant issued to a consultant of the Registrant ($117.00 paid in registration fees for shares). Subsequently, the Registrant filed Post-Effective Amendment No. 1 to Form S-3 on February 5, 2004, which de-registered 650,055 of the 2,370,891 shares described above, and Post-Effective Amendment No. 2 to Form S-3 on May 30, 2007, which de-registered the 119,074 shares described above. The aggregate amount of the filing fee previously paid attributable to the de-registered shares is $390.43. In accordance with Rule 457(p) of the Securities Act, the filing fees owed in connection with this registration are completely offset by the amounts previously paid.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Lattice Semiconductor Corporation, a Delaware corporation (the “Registrant”), and relates to (1) 800,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible employees of the Registrant under the Registrant’s Employee Stock Purchase Plan (the “ESPP”), and (2) 200,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the terms of the Registrant’s 2001 Outside Directors’ Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)          The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)         All other reports and information filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

(c)          The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on September 27, 1989, including any amendment or report filed for the purpose of updating any such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate”), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware (“Delaware Law”), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director.  The Registrant’s Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as our agent.  The Registrant’s Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees or agents against any liability arising out of the person’s status as such, whether or not the Registrant would have the power to indemnify the person under Delaware Law.

Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Delaware Law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Each of the Registrant’s directors and officers has entered into an indemnification agreement with the Company, the form of which was filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended January 3, 2004 filed with the SEC on April 1, 2004.  Consistent with the Registrant’s Bylaws, these indemnification agreements permit indemnification of the Registrant’s directors and officers to the maximum extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wilson Sonsini Goodrich and Rosati, Professional Corporation, Counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

Item 9. Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.             The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on May 30, 2007.

LATTICE SEMICONDUCTOR CORPORATION
(Registrant)

By:	/s/ Stephen A. Skaggs
Stephen A. Skaggs
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Skaggs and Jan Johannessen, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments (including post-effective amendments) to said Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen A. Skaggs	President and Chief Executive Officer	May 30, 2007
Stephen A. Skaggs	(Principal Executive Officer); Director

/s/ Jan Johannessen	Senior Vice President and Chief Financial	May 30, 2007
Jan Johannessen	Officer (Principal Financial and Accounting Officer)

Director
David E. Coreson

Director
Daniel S. Hauer

/s/ Patrick S. Jones	Director	May 27, 2007
Patrick S. Jones

/s/ Balaji Krishnamurthy	Director	May 25, 2007
Balaji Krishnamurthy

Signature	Title	Date

/s/ Harry A. Merlo	Director	May 30, 2007
Harry A. Merlo

/s/ Gerhard H. Parker	Director	May 30, 2007
Gerhard H. Parker

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wilson Sonsini Goodrich and Rosati, Professional Corporation, Counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)